UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)	March 18, 2008

SHOE CARNIVAL, INC.

(Exact name of registrant as specified in its charter)

Indiana	0-21360	35-1736614

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7500 East Columbia Street, Evansville, IN	47715

(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code	(812) 867-6471

Not Applicable

(Former name or former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 18, 2008, the Compensation Committee (the "Committee") of the Board of Directors of Shoe Carnival, Inc. (the "Company") approved the following actions with regard to the compensation of the executive officers of the Company:

1. Grants of Restricted Stock

The Committee approved grants of restricted stock to the Company's executive officers and other key personnel under the Shoe Carnival, Inc. 2000 Stock Option and Incentive Plan. Mark L. Lemond, President and Chief Executive Officer, received a grant of 16,000 shares. W. Kerry Jackson, Executive Vice President - Chief Financial Officer and Treasurer, and Clifton E. Sifford, Executive Vice President - General Merchandise Manager, each received a grant of 12,000 shares and Timothy T. Baker, Executive Vice President - Store Operations, received a grant of 8,000 shares. No grant was made to Mr. Weaver. The restricted shares will vest upon the achievement of specified levels of annual earnings per diluted share during a six-year period.

2. Annual Incentive Compensation Goals for Fiscal 2008

The Committee established the performance criteria and targets for the 2008 bonus payable in 2009 under the Company's 2006 Executive Incentive Compensation Plan. The performance criteria is operating income before bonus expense. Subjective factors based on an executive's individual performance can reduce an executive's bonus. As Chief Executive Officer, Mark L. Lemond's bonus target is 60% of his salary but he can earn up to 100% of his salary if all performance targets are met. J. Wayne Weaver, as chairman, is not eligible to receive a bonus. The other named executive officers' bonus target is 45% of their salary but they can earn up to 75% if all performance targets are met.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SHOE CARNIVAL, INC.
(Registrant)

Dated: March 20, 2008	By:	/s/ W. Kerry Jackson

W. Kerry Jackson
Executive Vice President and Chief Financial Officer